UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549 FORM 8-K CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 7, 2013

AMERICAN EAGLE ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	000-50906	20-0237026
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2549 W. Main Street, Suite 202, Littleton, CO 80120
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (303) 798-5235

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On October 7, 2013, American Eagle Energy Corporation (the “Company”) closed its previously announced public offering of 13,709,386 shares of common stock at the public offering price of $1.70 per share (the “Offering”). The underwriters have a 30-day option to purchase up to an additional 2,056,408 shares of the Company’s common stock to cover over-allotments.

The Company received net proceeds from the Offering of approximately $21.5 million after deducting the underwriting discounts and estimated expenses. The Company intends to use the net proceeds from the Offering, along with cash on hand, cash flow from operations and additional borrowings under the Company’s credit facility, to fund the first half of its previously announced acquisition of oil and gas assets, a portion of its capital budget, and general corporate purposes, including working capital. Pending application for the foregoing purposes, the Company expects to invest the net proceeds from this Offering in investment-grade, interest-bearing instruments.

On October 7, 2013, the Company issued a press release announcing closing of the Offering. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Description of Exhibit

99.1	Press Release dated October 7, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 7, 2013	AMERICAN EAGLE ENERGY CORPORATION

	By:	/s/ Bradley Colby
Bradley Colby
President and Chief Executive Officer